EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Specialty Laboratories, Inc. 2000 Stock Incentive Plan and Specialty Laboratories, Inc. 2000 Employee Stock Purchase Plan of our reports dated March 9, 2005, with respect to the consolidated financial statements of Specialty Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Specialty Laboratories, Inc.’s management assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Specialty Laboratories, Inc., and the related financial statement schedule of Specialty Laboratories, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 9, 2005